SCHEDULE 14A INFORMATION
                    INFORMATION REQUIRED IN PROXY STATEMENT
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              SITEK, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
         3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                               SITEK, INCORPORATED
                             1817 West Fourth Street
                              Tempe, Arizona 85281

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held September 28, 1999


TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Sitek, Incorporated, a Delaware corporation (the "Company"), will be held on Tuesday, September 28, 1999 at 9:00 a.m. local time, at the offices of the Company at 1817 West 4th Street, Tempe, Arizona 85281, for the following purposes:

     (1) To elect four directors to serve until the Annual Meeting of Stockholders to be held in the year 2000 or until their respective successors are elected;

     (2) To consider and act upon a proposal to approve of the Company's 1999 Stock Incentive Plan;

     (3) To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, L.L.P. as independent auditors of the Company for the fiscal year ending March 31, 2000; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on August 2, 1999 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company's corporate headquarters for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting.

     A copy of the Company's 1999 Annual Report to Stockholders, which includes certified financial statements, is enclosed. All stockholders are cordially invited to attend the Annual Meeting in person.

                                         By order of the Board of Directors,

                                         /s/ Dr. Don M. Jackson, Jr.

                                         Dr. Don M. Jackson, Jr.
                                         Chief Executive Officer and President
Tempe, Arizona
September 2, 1999


IMPORTANT: IT IS IMPORTANT THAT YOUR STOCKHOLDINGS BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                               SITEK, INCORPORATED

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 28, 1999


                                TABLE OF CONTENTS


SOLICITATION, EXECUTION AND REVOCATION OF PROXIES...........................   1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............................   2
     Security Ownership of Certain Beneficial Owners and Management.........   2

PROPOSAL 1: ELECTION OF DIRECTORS...........................................   3
     Board Meetings and Committees..........................................   5
     Compensation of Directors..............................................   5
     Certain Legal Proceedings..............................................   6

EXECUTIVE COMPENSATION......................................................   6
     Report of the Compensation Committee of the Board of Directors.........   6
     Compensation Committee Interlocks and Insider Participation............   8
     Certain Transactions...................................................   8
     Summary Compensation Table.............................................   9
     Option/SAR Grants in Last Fiscal Year..................................   9
     Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
       Option/SAR Values....................................................   9
     Employment Contracts, Termination of Employment, and
       Change-in-Control Arrangements ......................................   9
     Performance Graph......................................................  10
     Section 16(a) Beneficial Ownership Reporting Compliance................  10

PROPOSAL 2: APPROVAL OF THE 1999 STOCK INCENTIVE PLAN.......................  10
     Summary of 1999 Plan...................................................  11
     Certain Federal Income Tax Consequences................................  13
     Valuation..............................................................  13
     Option Grants..........................................................  13
     Required Vote..........................................................  13

PROPOSAL 3: APPOINTMENT OF INDEPENDENT AUDITORS.............................  14

OTHER MATTERS...............................................................  15

STOCKHOLDER PROPOSALS.......................................................  15

                               SITEK, INCORPORATED

                             1817 West Fourth Street
                              Tempe, Arizona 85281

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 28, 1999

                                   ----------

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

     Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of Sitek, Incorporated (the "Company") for use at the Annual Meeting of Stockholders to be held on September 28, 1999 at 9:00 a.m.`or any adjournment thereof (the "Annual Meeting") at the offices of the Company at 1817 West Fourth Street, Tempe, Arizona 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

     This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company's stockholders commencing on or about September 2, 1999.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

     In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

     The mailing address of the principal corporate office of the Company is 1817 West Fourth Street, Tempe, Arizona 85281.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record at the close of business on August 2, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 12,307,813 shares of Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non- votes are each included in the determination of the number of shares present for quorum purposes. The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The four nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required with respect to the approval of the other proposals set forth herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto sets forth information regarding the beneficial ownership of the Company's common stock at August 2, 1999 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company's common stock, (ii) each director of the Company and each director nominee, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                Shares Beneficially
                                                    Owned (1)(2)
                                               ----------------------
Identity of Stockholder or Group                 Number       Percent
--------------------------------                 ------       -------
Santina Anness (3)                                900,000       7.32
Vince E. Birdwell (4)                             952,054       7.74
Mark A. DiSalvo (5)                               900,000       7.32
Sass DiSalvo (6)                                  895,490       7.28
Julian W. Gates                                 1,186,200       9.64
Dr. Don M. Jackson, Jr.                         1,186,200       9.64
Kevin B. Jackson (7)                              948,960       7.71
Paul D. Jackson (8)                             1,186,200       9.64
Maurice L. McGill (9)                              49,000          *
L. Richard Myers (10)                             238,792       1.94
Parag S. Modi                                   1,186,200       9.64
Dr. Daniel L. Shunk (11)                           49,000          *
Mark G. Simon                                   1,186,200       9.64
All directors and executive officers
as a group (9 persons) (12)                     6,030,282      49.0

----------
* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Unless otherwise noted, the mailing address for each of the beneficial owners listed below is c/o SITEK, Incorporated, 1817 West Fourth Street, Tempe, Arizona 85281. All information was obtained from the Company's stock registry as of August 2, 1999.
(3) Ms. Anness, whose mailing address is 9554 Via Salerno, Burbank, CA 91504, is the registered owner of 900,000 shares of the Company's common stock and the mother-in-law of Mark A. DiSalvo, a former director and officer of a predecessor company, Dentmart Group, Inc.
(4) Mr. Birdwell is an employee of the Company and acts as Secretary of CMP Solutions, Inc.
(5) Mr. DiSalvo was a director and officer of a predecessor company to SITEK, Incorporated. His mailing address is 192 Searidge Court, Shell Beach, CA 93449.
(6) Ms. DiSalvo, who mailing address is 248 N. California Street, Burbank, CA 91505, is the registered owner of 895,490 shares of the Company's common stock and the mother of Mark A. DiSalvo, a former director and officer of a predecessor company, Dentmart Group, Inc.
(7) Mr. Kevin B. Jackson was hired on June 14, 1999 and is now the President of VSM Corporation which was recently acquired by the Company. He is also the son of Dr. Don M. Jackson, President, Chief Executive Officer and a director of the Company.
(8) Mr. Paul D. Jackson is the Secretary of SITEK and son of Dr. Don M. Jackson, President, Chief Executive Officer and a director of the Company
(9) Includes 25,000 shares Mr. McGill has a right to acquire upon exercise of stock options.
(10) Includes 25,000 shares Mr. Meyers has a right to acquire upon exercise of stock options.
(11) Includes 25,000 shares Dr. Shunk has a right to acquire upon exercise of stock options.
(12) Includes 75,000 shares directors have a right to acquire upon exercise of stock options.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     All four directors are to be elected at the Annual Meeting to serve as directors until the Annual Meeting of Stockholders to be held in the year 2000 and until their respective successors are elected. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR THE COMPANY'S
NOMINEES:  DR. DON M.  JACKSON,  JR.,  MAURICE L. MCGILL,  L. RICHARD  MYERS AND
DANIEL L. SHUNK. Messrs. Jackson, McGill, Myers and Shunk are currently directors of the Company. The four nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. Only affirmative votes are relevant in the election of directors.

     Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery at 1817 West Fourth Street, Tempe, Arizona or by United States mail, postage prepaid to Secretary, Sitek, Incorporated, 1817 West Fourth Street, Tempe, Arizona 85281, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, 20 days in advance of such meeting; and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the corporation if elected. The chairman of a stockholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors is comprised of four directors, each of whom serve one year terms. The Board of Directors may increase the number of directors to a maximum of nine. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

     The names of the nominees for director and certain information about them, are set forth below. The term of each director will expire at the Annual Meeting

     NOMINEES FOR DIRECTORS WHOSE TERMS WILL EXPIRE AT THE ANNUAL MEETING HELD IN THE YEAR 2000:

DR. DON M JACKSON, JR. (1), 65 years old                     Director since 1998

     DR. DON M. JACKSON, JR. is one of the founders of CMP Solutions, Inc. and has served as Chairman of the Board, President, and Chief Executive Officer since the inception of SITEK, Incorporated operations on July 14, 1998. Dr. Jackson joined the company after an extensive career in various executive positions in technology companies such as ASM America, Inc., Superwave Technology, Inc., Microelectronic Packaging, Inc., Integrated Process Equipment Corporation, Westech Systems, Inc., Global Semiconductor Technologies, L.L.C., and Motorola. Dr. Jackson holds a Ph.D. from Arizona State University in Electrical Engineering. Dr. Jackson presently also is a director of Flexpoint Sensor Systems, Inc. in Midvale, Utah and M&I Thunderbird Bank in Phoenix, Arizona.

MAURICE L. MCGILL (2)(3), 63 years old                       Director since 1998

     MAURICE L. MCGILL became a Director of SITEK, Incorporated on August 24, 1998. Mr. McGill is the Chairman of the Audit Committee. He presently serves as a Director of Bluebonnet Savings Bank and Premium Standard Farms, Inc. Mr. McGill held the positions of Executive V.P., CFO, and Director of IBP, Inc. in Dakota City, Nebraska from which he retired in 1988. Mr. McGill previously served as a Partner and National Director of Services for the meat industry for Touche Ross & Co. in Phoenix, Arizona. He holds an MS in business administration from the University of Missouri.

L. RICHARD MYERS (2)(3), 67 years old                        Director since 1998

     L. RICHARD MYERS has been a Director of SITEK, Incorporated since August 24, 1998 and serves as the Chairman of the Compensation Committee. He is a retired Rear Admiral of the U.S. Navy and formerly was the Commanding Officer of the USS John F. Kennedy. Mr. Myers served as Team Leader on President Reagan's Private Sector Study formed to reduce waste in government spending. He holds a MS in International Affairs from American University and a BA in Business Administration and Economics from Fresno State College.

DR. DANIEL L. SHUNK (1)(2)(3), 51 years old                  Director since 1998

     DR. DANIEL L. SHUNK became a Director of SITEK, Incorporated on August 24, 1998. Dr. Shunk is an Associate Professor of Engineering at Arizona State University and formerly functioned as its CIM Systems Research Center Director. He previously has held various executive and management positions in GCA

Corporation, International Harvester, and Rockwell. Dr. Shunk has received several awards including the SME International Manufacturing Education Award in 1996 and Industrial Engineering Faculty of the Year Award in 1991. He received his Ph.D. in Industrial Engineering from Purdue University.

(1)  Member of the Executive Committee with Dr. Jackson as chair.
(2)  Member of the Audit Committee with Mr. McGill as chair.
(3)  Member of the Compensation Committee with Mr. Myers as chair.

           THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of seven meetings during the fiscal year ended March 31, 1999. No director attended fewer than 75 percent of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service.

     The Board presently has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee, which acts on Board matters that arise between meetings of the full Board of Directors, consists of Dr. Jackson and Dr. Shunk and did not meet during the fiscal year ending March 31, 1999.

     The Audit Committee consists of Messrs. McGill, Myers and Shunk and met once during the fiscal year ending March 31, 1999. The Audit Committee meets independently with representatives of the Company's independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors. The Committee is also responsible for recommending the engagement or discharge of the Company's independent auditors.

     The Compensation Committee, which consists of Messrs. McGill, Myers & Shunk, met once during the fiscal year ending March 31, 1999. The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors and administers certain stock option grants with a view to ensure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

COMPENSATION OF DIRECTORS

     The Company pays non-employee directors an annual retainer of $24,000, payable in cash or by the issuance of the Company's common stock at the fair market price on the date of issuance. The Company also issued one-time options to acquire 100,000 shares at $1 per share to each non-employee director on October 28, 1998. Such options vest immediately as to 25 percent of the options with an additional 25 percent of the total vesting on every anniversary of the grant until all options are vested. These options have been granted with ten-year terms.

     The Company did not issue any options to the Company's only employee-director, Dr. Jackson, during the fiscal year ending March 31, 1999. Dr. Jackson does not receive any additional compensation for serving on the Board of Directors.

     The following table summarizes options granted to non-employee directors during the fiscal year ended March 31, 1999:

                                                  Number of        Option
Name                          Date of Option       Shares          Price
----                          --------------       ------          -----
Maurice L. McGill            October 28, 1998      100,000       $1 per share
L. Richard Myers             October 28, 1998      100,000       $1 per share
Dr. Daniel L. Shunk          October 28, 1998      100,000       $1 per share

CERTAIN LEGAL PROCEEDINGS

     SITEK was named as a defendant, along with Global Semiconductor Technologies, LLC, Global Semiconductor Technologies, Inc., Dr. Don M. Jackson and Paul D. Jackson, in a lawsuit that was filed on April 1, 1999. The lawsuit involves two separate claims by two plaintiffs; EDMOND L. LONERGAN AND ROBERT F. RUSSO, JR. V. SITEK, INCORPORATED, ET AL., Superior Court for the State of Arizona, County of Maricopa, Case No. CV 99-05785. The first plaintiff, Edmond Lonergan, alleges that he was not paid for consulting services by Global Semiconductor Technologies, Inc., a company controlled by certain shareholders of SITEK. Mr. Lonergan also claims that Global Semiconductor Technologies, Inc. and/or the other defendants misappropriated trade secrets in conducting the reverse merger of Dentmart into SITEK. The second plaintiff, Robert Russo, Jr., was a former employee of Global Semiconductor Technologies, Inc. Mr. Russo claims that he was wrongfully terminated. SITEK filed its answer denying these allegations and intends to defend itself vigorously. Mr. Lonergan and Mr. Russo have demanded the value of 1,000,000 shares of SITEK's capital stock and other damages to be proven at trial in their complaint.

                             EXECUTIVE COMPENSATION

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS (THE "COMMITTEE") AND THE PERFORMANCE GRAPH INCLUDED ELSEWHERE IN THIS PROXY STATEMENT SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED AND SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY OTHER FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Committee recommends the compensation of the Chief Executive Officer to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels and other perquisites including option grants.

COMPENSATION PHILOSOPHY

     The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During the fiscal year ending March 31, 1999, the Company used base salary and, to a lesser extent, executive officer cash bonuses to achieve these objectives. In carrying out these objectives, the Committee considers the following:

     (1) THE LEVEL OF COMPENSATION PAID TO EXECUTIVE OFFICERS IN POSITIONS OF COMPANIES SIMILARLY SITUATED IN SIZE AND PRODUCTS. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. The Company typically surveys publicly available information regarding companies listed on the OTC Bulletin Board which are comparable in size, products or industry with the Company.

     (2) THE INDIVIDUAL PERFORMANCE OF EACH EXECUTIVE OFFICER. Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills and teamwork.

     (3) CORPORATE PERFORMANCE. Corporate performance is evaluated both subjectively and objectively. Subjectively, the Compensation Committee discusses and makes its own determination of how the Company performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance is measured by predetermined operating and financial goals.

     (4) THE RESPONSIBILITY AND AUTHORITY OF EACH POSITION RELATIVE TO THE OTHER POSITIONS WITHIN THE COMPANY.

     The Committee does not quantitatively weigh these factors but considers all factors as a whole, using its discretion, best judgment and the experiences of its members, in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation are as follows:

     BASE SALARY. In establishing base salaries, the Committee tends to give greater weight to factors 1, 2 and 4 above. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the market. In conducting annual salary reviews, the Committee considers each individual executive officer's achievements during the prior fiscal year in meeting the Company's financial and business objectives, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. The Committee considers the low, midpoint and upper ranges of base salaries publicly disclosed by companies that Sitek, Incorporated believes are comparable to it and generally targets base salary to the mid-point of the ranges.

     PERFORMANCE BONUSES. In establishing performance bonuses, the Committee tends to give greater weight to factors 2, 3 and 4 above and further believes that such performance bonuses are a key link between executive pay and stockholder value. During the fiscal year ending March 31, 1999, the Company awarded one bonus of $3,404 to Julian Gates, President of Advanced Technology Services, Inc. The measures chosen by the Committee to evaluate the Company's performance may vary from year to year depending on the particular facts and circumstances at the time.

     OPTION GRANTS. In establishing option grants or recommendations to the entire Board, the Committee tends to give greater weight to factors 2 and 3 above. The Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of officers with the stockholders. The Committee typically recommends or awards a grant upon hiring executive officers, subject to a three-year vesting schedule. Options are granted at the current fair market price for the Company's Common Stock and, consequently, have value only if the price of the Common Stock increases over the exercise price for the period during which the option is exercisable. The size of the initial grant is usually determined with reference to the seniority of the officer, the contribution the officer is expected to make to the Company and comparable equity compensation offered by others in the industry. As of August 27, 1999, the Company had granted stock options in the aggregate of 150,000 shares of Common Stock vesting over three years to one executive officer, Gloria Zemla, in connection with her April 5, 1999 employment agreement as Chief Financial Officer. The Committee believes that such option grants provide incentives for executive officers to remain with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee reviews the performance of the Chief Executive Officer at least annually. When the Committee entered into an employment agreement with Dr. Don M. Jackson, Jr. on June 7, 1999, the Compensation Committee reviewed data from a survey of salaries for companies comparable in size, products and industry and considered the Company's earnings and financial position. Based on this criteria, the Compensation Committee set Dr. Jackson's salary at $225,000, with a $650 per month auto allowance (net of taxes) and an opportunity to participate in future executive bonus plans. Prior to the June 7, 1999 employment agreement, Dr. Jackson was employed on an at-will basis and earned $89,100 in salary for the eight months he was acting as Chief Executive Officer of the Company during the fiscal year ending March 31, 1999.

     Compensation Committee Members during fiscal year ending March 31, 1999:

Maurice L. McGill                  L. Richard Myers              Daniel L. Shunk

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All of the members of the Compensation Committee were non-employee directors of the Company.

                              CERTAIN TRANSACTIONS

     For a period of six months during the fiscal year ending March 31, 1999 the Company leased several pieces of semiconductor equipment from Mark A. DiSalvo, a beneficial owner of more than five percent of the Company's outstanding stock and a former officer and director of the Company's predecessor company, Dentmart Group, Inc. The total cost for the six month lease was $42,000. At the end of the lease in February 1999, the Company purchased the equipment from Mr. DiSalvo for $340,000.

     The Company has a line of credit with TLD Funding Group expiring February 4, 2001, with maximum borrowings of $207,181. Interest is due monthly on the unpaid balance at an interest rate of 1.5 percent. The collateral for this line of credit consists of the personal guarantees by Dr. Don M. Jackson, Jr., a director, the President and Chief Executive Officer of the Company, and Mark G. Simon, the President of CMP Solutions, Inc., a wholly owned subsidiary. Two other companies, Global Semiconductor Technologies, Inc. and Advanced Control Technologies, Inc. are also guarantors on this line of credit. Dr. Don M. Jackson, Jr. is a shareholder, the President and the sole director of Global Semiconductor Technologies, Inc. and the Chairman of the Board of Directors and Treasurer of Advanced Control Technologies, Inc.; Paul D. Jackson, Secretary of the Company, is also the Executive Vice President, Secretary and a shareholder of Global Semiconductor Technologies, Inc., and the Executive Vice President, Secretary and director of Advanced Control Technologies, Inc. In addition, Parag
S. Modi, a beneficial owner of more than five percent of the Company's outstanding stock, is also the President and a director of Advanced Control
Technologies, Inc. Outstanding borrowings under this line of credit with TLD Funding Group were $207,181 at March 31, 1999.

     During the period ending March 31, 1999 Global Semiconductor Technologies, Inc. made advances to SITEK for administrative services and rental payment on the shared facilities. The advances totaled $227,478 at March 31, 1999. During the same period, SITEK made certain advances to Global Semiconductor Technologies, Inc. in the aggregate amount of $45,161.

     During the fiscal year ending March 31, 1999 Mr. Julian Gates, President of Advanced Technology Services, Inc., a wholly owned subsidiary of the Company, paid certain expenses on behalf of the Company totaling $160,940. The advances are short term and non-interest bearing and will be repaid by the Company within 12 months.

     As of March 31, 1999 the Company owed Mark A. DiSalvo, a beneficial owner of more than five percent of the Company's outstanding common stock, $125,000 for services related to the July 14, 1998 Stock Purchase and Exchange Agreement between CMP Solutions, Inc. and SITEK, Incorporated. In addition, the Company paid Mr. DiSalvo $19,200 for consulting services performed during the fiscal year ending March 31, 1999.

     Officers, directors and/or five percent beneficial owners Vince E. Birdwell, Julian W. Gates, Dr. Don M. Jackson, Jr., Paul D. Jackson, L. Richard Myers, Parag S. Modi, and Mark G. Simon obtained their positions and/or holdings of the Company in connection with the July 14, 1998 Stock Purchase and Exchange Agreement between CMP Solutions and SITEK, Incorporated, then a wholly owned subsidiary of the Dentmart Group, Inc. whose sole director, officer and shareholder at the time was Mark A. DiSalvo. In accordance with the terms of the exchange agreement, the Dentmart Group, Inc. entered into a reverse merger with its wholly owned subsidiary, SITEK, Incorporated from which SITEK, Incorporated was the surviving company. The shareholders of CMP then exchanged their shares of CMP Solutions for the number of shares of SITEK, Incorporated which are listed in the Security Ownership of Certain Beneficial Owners and Management table, except for outside director Myers whose shareholdings also reflect additional stock option grants and stock paid for services provided as a director.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, with respect to the fiscal year ended March 31, 1999, compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers who earned over $100,000 in total compensation who were serving as executive officers at March 31, 1999. No compensation information exists for the fiscal years ending March 31, 1998 or 1997 as the Company began operations in July 1998.

                                                                      LONG-TERM
                                                                    COMPENSATION
                                     ANNUAL COMPENSATION               AWARDS
                          ----------------------------------------  ------------
                                            OTHER       SECURITIES
                                            ANNUAL      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL        SALARY  BONUS  COMPENSATION  OPTIONS/SARS COMPENSATION
POSITION            YEAR  ($)(1)   ($)       ($)            (#)         ($)
--------            ----  ------   ---   ------------  ------------ ------------

Don M. Jackson, Jr. 1999  89,100    0         0              0           0
  Director,
  President and
  Chief Executive
  Officer
----------
(1) Salary listed reflects the partial year salary earned by Dr. Jackson since August 1, 1998. Dr. Jackson's annual salary for the fiscal year ending March 31, 2000 is $225,000.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

     No stock options were granted during the last fiscal year to the executive officers named in the Summary Compensation Table. Consequently, no Option/SAR Grant table is being provided.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     Because none of the executive officers named in the Summary Compensation Table had been granted any options, no options were exercised during the last fiscal year and no Aggregate Option/SAR Exercises or FY-End Option/SAR Values table is being provided.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with each of Dr. Jackson (for Chief Executive Officer, effective June 7, 1999), Gloria Zemla (for Chief Financial Officer, effective April 5, 1999) and Kevin B. Jackson (for Vice President and Chief Legal and Administrative Officer, effective June 14, 1999). The Employment Agreements provide that salaries shall be determined annually based on the Company's standard payroll policies. Bonuses shall be determined annually by the Board of Directors. The Company may terminate each employee's employment with cause, in which case the Company shall be obligated to pay such employee's salary through the date of termination. If the Company terminates Dr. Jackson's or Kevin B. Jackson's employment without cause, Dr. Jackson and Kevin
B. Jackson are entitled to their salaries for the remaining term of their contract, an additional three years salary and full vesting of all non-vested options (which shall have "piggyback" registration rights for 10 years). In addition, Dr. Jackson and Kevin Jackson will receive medical insurance and other employee benefits for a period of three years. Upon termination of Gloria Zemla's employment without cause, Ms. Zemla will receive her salary for the longer of an additional 90 days or the remaining term of the employment contract. Ms. Zemla also receives options for the purchase of 150,000 shares of the Company's common stock. Such options vest in three parts on the first, second and third anniversary of her employment agreement. As of June 30, 1999 the Company had not entered into any other employment contracts with its executive officers.

     Under the employment agreements for Dr. Jackson and Kevin B. Jackson, upon the occurrence of a merger in which the Company is not the surviving entity, an acquisition or take over by another entity, 100 percent of all unvested options will vest and the employment contract will automatically renew for five years.

                                PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock to the cumulative total return of (i) the Standard & Poors 600 Smallcap Index and (ii) the Hambrecht & Quist Semiconductor Index from August 14, 1998, the first available date a trade was conducted after the Company commenced operations on June 23, 1998. Therefore, the graph only shows the performance for the partial year between August 1, 1998 and March 31, 1999. The graph is generated by assuming that $100 was invested on August 14, 1998 in each of the Company's Common Stock, the Standard & Poors 600 Smallcap Index and the Hambrecht & Quist Semiconductor Index, and that all dividends were reinvested.

                                            August 14, 1998      March 31, 1999
                                            ---------------      --------------

Sitek, Incorporated                              $100                $110
Hambrecht & Quist Semiconductor Index            $100                $160
Standard & Poors 600 Smallcap Index              $100                $ 95

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each of the directors, executive officers and 10% beneficial owners made voluntary Form 3 filings to the Securities and Exchange Commission on July 29, 1999. In making these disclosures, SITEK has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

              PROPOSAL 2: APPROVAL OF THE 1999 STOCK INCENTIVE PLAN

     THE SUMMARY OF THE MATERIAL FEATURES OF THE 1999 STOCK INCENTIVE PLAN (THE "1999 PLAN") IN THIS PROXY STATEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE 1999 PLAN. A COPY OF THE 1999 PLAN IS AVAILABLE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

     Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees. The Company believes that equity-based incentive programs help insure a tight link between the interests of its stockholders and employees and enhance the Company's ability to continue recruiting and retaining top talent. The Board believes that stockholders should adopt Proposal 2 to help the Company continue to meet these objectives.

SUMMARY OF 1999 PLAN

     The 1999 Plan was originally adopted by the Board of Directors on January 19, 1999. A total of 1,500,000 shares of Common Stock was reserved for issuance under the 1999 Plan at that time. The Board approved an amendment to the 1999 Plan on August 16, 1999 that increased, by 1,000,000 shares resulting in 2,500,000 shares of Common Stock reserved for issuance.

     PURPOSES. The purposes of the 1999 Plan are to attract and retain the best available employees and directors of the Company or any parent or subsidiary or affiliate of the Company which now exist or hereafter is organized or acquired by or acquires the Company, as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success of the business of the Company.

     The 1999 Plan provides for the grant of options which qualify as "incentive stock options" (sometimes referred to herein as "ISOs") under Section 422 of the Internal Revenue Code (the "Code") and nonstatutory stock options which do not specifically qualify for favorable income tax treatment under the Code (sometimes referred to herein as "NSOs"). The 1999 Plan is administered by the Board of Directors or by a committee of directors appointed by the Board and constituted so as to permit the Plans to comply with the provisions of Rule 16b-3 ("Rule 16b-3") under the 1934 Act. The administering body is referred to herein as the "Committee."

     SHARE RESERVE. The aggregate number of shares which may be issued pursuant to the exercise of options granted under the 1999 Plan is 2,500,000 shares of the Company's Common Stock, subject to adjustments in certain circumstances, including reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like. As of August 2, 1999, a total of 842,000 shares were subject to outstanding options under the 1999 Plan, and no shares had been issued upon exercise of options under the 1999 Plan. Of the 842,000 shares, 150,000 shares were issued in an option grant to Gloria Zemla, the Company's Chief Financial Officer in connection with her April 5, 1999 employment agreement. The remaining 692,000 shares were granted in the form of options for certain employees by the Board of Directors at the fair market price on July 29, 1999. None of these grants to employees have been formalized pending the results of an appraisal of the Company's fair market value to be commissioned by the Company. If any outstanding option grant under the 1999 Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of the option grant shall again be available for options under the 1999 Plan as if no options had been granted with respect to those shares.

     ELIGIBILITY. Any employee of the Company or any of its subsidiaries is eligible to receive options under the 1999 Plan. Nonemployee directors are eligible to receive only NSOs under the 1999 Plan, while employee directors are eligible for both ISOs and NSOs. As of August 2, 1999, approximately 39 employees (including 7 executive officers) and three non-employee directors were eligible to participate in the 1999 Plan.

     In addition, any other individual whose participation the Committee determines is in the best interests of the Company is eligible to receive only NSOs under the 1999 Plan. The Committee has complete discretion to determine which eligible individuals are to receive option grants. In general, the only consideration received by the Company for the grant of an award will be past services or the expectation of future services, or both. The 1999 Plan does not confer on any optionee any right with respect to continued employment or other services to the Company and will not interfere in any manner with the right of the Company to terminate an optionee's employment or other services.

     LIMITATIONS ON AWARDS. No grants are required to be made during any year. In any calendar year, no individual may receive grants of options covering more than 150,000 shares. No ISO may be exercised more than ten years from the date of grant (five years in the case of a grant to an optionee owning more than 10% or more of the total combined voting power of all classes of stock to the Company or any ISO Group member), three months after the date the optionee ceases to perform services for the Company or any ISO Group member (for reasons other than death, disability or cause), one year after the date the optionee ceases to perform services for the Company or any other ISO Group member if cessation is due to death or disability, or the date the optionee ceases to perform services for the Company or any ISO Group member if cessation is for cause. No NSO may be exercised more than ten years from the date of grant, three months after the date the optionee ceases to perform services for the Company or any affiliated group member (for reasons other than death, disability, retirement or cause), one year after the date the optionee ceases to perform services for the Company or any affiliated Group member if cessation is due to death, disability or retirement, or the date the optionee ceases to perform services for the Company or any Affiliated Group member if cessation is for cause.

     PRICING AND PAYMENT OF OPTIONS. The per share exercise price of each stock option granted under the 1999 Plan is established by the Committee at the time of grant. In the case of an ISO, the per share exercise price may be no less than 100% of the fair market value of a share of Common Stock on the date of grant (110% in the case of an optionee who owns, directly or indirectly, 10% or more of the outstanding voting power of all classes of stock of the Company). The per share exercise price of an NSO may be any amount determined in good faith by the Committee. With respect to ISOs, the aggregate fair market value of the Common Stock for which one or more options granted to an optionee may become exercisable during any one calendar year may not exceed $100,000.

     Under the 1999 Plan, the purchase price of an option is payable upon exercise: (i) in cash; (ii) by check; (iii) to the extent permitted by the particular option grant, by transferring to the Company shares of Common Stock of the Company at their fair market value as of the option exercise date (provided that the optionee held the shares of stock for at least six months); or (iv) if permitted by the Company, through a sale and remittance procedure by which an optionee delivers concurrent written instructions to a brokerage firm to sell immediately the purchased Common Stock and remit to the Company sufficient funds to pay for the options exercised and by which the certificates for the purchased Common Stock are delivered directly to the brokerage firm. The Company may also extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the purchase of shares pursuant to the exercise of options, on such terms as may be approved by the Board of Directors or the Committee, subject to applicable regulations of the Federal Reserve board and any other applicable laws or regulations in effect at the time such credit is extended.

     The Committee may require, as a condition to exercise of an option, that the optionee pay to the Company the entire amount of taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board of Directors may determine.

     Subject to certain limitations, the Committee may modify, extend or renew outstanding options. The Committee may not reduce the exercise price of outstanding options or accept the surrender of outstanding options and grant new options in substitution. Each option may have additional terms and conditions consistent with the Plan as determined by the Committee.

     EXERCISE. The Committee has the authority to determine the vesting and exercise provisions of all grants under the 1999 Plan. In general under the 1999 Plan, no option shall be exercisable during the lifetime of an optionee by any person other than the optionee, or a guardian or legal representative.

     MERGER, CONSOLIDATION OR REORGANIZATION. In the event of a merger consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board of Directors, the Committee (subject to approval of the Board) or the board of directors of any corporation assuming the obligations of the Company shall either (a) protect each outstanding and unexercised option by the substitution on an equitable basis of appropriate shares of the surviving corporation or (b) cancel each such option and make a cash payment to the optionee.

     TERMINATION OR AMENDMENT OF THE 1999 PLAN. The Board of Directors may amend or modify the 1999 Plan at any time; provided, that shareholder approval shall be obtained for any action for which shareholders approval is required in order to comply with Rule 16b-3, the Code, or other applicable laws or regulatory requirements within such time periods prescribed. The 1999 Plan will terminate on January 19, 2009, unless sooner terminated by the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion that follows is a summary, based upon current law, of some of the significant federal income tax considerations relating to awards under the 1999 Plan. The following discussion does not address state, local or foreign tax consequences.

     An optionee will not recognize taxable income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the share received on the date of exercise over the exercise price of the shares will be treated as a tax preference item for purposes of the alternative minimum tax. In order for the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company from the date the ISO is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply. The Company will not be entitled to any deduction with respect to the grant or exercise of an ISO.

     If shares acquired upon exercise of an ISO are not disposed of by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee (the "ISO Holding Period"), then (i) no amount will be reportable as ordinary income with respect to such shares by the optionee and (ii) the Company will not be allowed a deduction in connection with such ISO or the Common Stock acquired pursuant to the exercise of the ISO. If a sale of such Common Stock occurs after the ISO Holding Period has expired, then any amount recognized in excess of the exercise price will be reportable as a long-term capital gain, and any amount recognized below the exercise price will be reportable as a long-term capital loss. The exact amount of tax payable on a long- term capital gain will depend upon the tax rates in effect at the time of the sale. The ability of an optionee to utilize a long-term capital loss will depend upon the statutory limitations on capital loss deductions not discussed herein.

     A "disqualifying disposition" will generally result if Common Stock acquired upon the exercise of an ISO is sold before the ISO Holding Period has expired. In such case, at the time of a disqualifying disposition, the optionee will recognize ordinary income in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. Any amount realized on the sale in excess of the fair market value of the date of exercise will be treated as a capital gain. If the amount realized on the sale is less than the exercise price, the optionee will recognize no ordinary income, and the loss will be reportable as a capital loss. The Company will be allowed a tax deduction in the year of any disqualifying disposition equal to the amount of ordinary income recognized by the optionee.

     In general, an optionee to whom an NSO is granted will recognize no taxable income at the time of the grant. Upon exercise of an NSO, the optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the NSO, and the Company will generally be entitled to a deduction equal to the ordinary income recognized by the optionee in the year the optionee recognizes ordinary income, subject to the limitations of Section 162(m) of the Code.

VALUATION

     As of August 13, 1999, the closing sale price for the Company's Common Stock, as reported on the OTC Bulletin Board, was $6.50 per share. Because of the limited and sporadic trading of the Company's stock, the Company does not believe an established public trading market has been created for the Common Stock.

OPTION GRANTS

     As of the date of this proxy statement, the Company's only future records under the 1999 Plan are two option grants of an aggregate of 22,000 shares of the Company's common stock to two new employees.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of Common Stock present (or represented) and entitled to vote at the Annual Meeting is required for the approval of this proposal. For purposes of the vote on this proposal, abstentions will have the same effect as votes against this proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                        OF THIS 1999 STOCK INCENTIVE PLAN

                 PROPOSAL 3: APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed McGladrey & Pullen, L.L.P. as independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2000 and recommends that stockholders vote FOR ratification of such appointment. In the event of a negative vote on such ratification, the Board will reconsider its selection.

     McGladrey & Pullen, L.L.P. has audited the Company's financial statements annually since June 23, 1998. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
    OF THE APPOINTMENT OF MCGLADREY & PULLEN, L.L.P. AS INDEPENDENT AUDITORS

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's Annual Meeting for the fiscal year ending March 31, 2000 must be received by the Company no later than April 30, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting, he must timely give notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 1999 Annual Meeting, such notice must be delivered to or mailed to and received by the Company no later than 5:00 p.m. local time on September 17, 1999.


September 2, 1999                               THE BOARD OF DIRECTORS

PROXY                         SITEK, INCORPORATED
                             1817 WEST FOURTH STREET
                              TEMPE, ARIZONA 85281

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dr. Don M. Jackson and Gloria Zemla as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Sitek, Incorporated held of record by the undersigned on August 2, 1999, at the Annual Meeting of Stockholders to be held on September 28, 1999 or any adjournment thereof.

Item 1. ELECTION OF DIRECTORS

Nominees: Dr. Don M. Jackson, Jr., Maurice L. McGill, L. Richard Myers and
          Dr. Daniel L. Shunk.

     Dr. Don M. Jackson, Jr.     [ ] FOR NOMINEE   [ ] WITHHOLD VOTE FOR NOMINEE
     Maurice L. McGill           [ ] FOR NOMINEE   [ ] WITHHOLD VOTE FOR NOMINEE
     L. Richard Myers            [ ] FOR NOMINEE   [ ] WITHHOLD VOTE FOR NOMINEE
     Dr. Daniel L. Shunk         [ ] FOR NOMINEE   [ ] WITHHOLD VOTE FOR NOMINEE

                                                    FOR      AGAINST     ABSTAIN

Item 2. APPROVAL OF 1999 STOCK INCENTIVE PLAN       [ ]        [ ]         [ ]
Item 3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS      [ ]        [ ]         [ ]
Item 4. In their discretion, the Proxies are        [ ]        [ ]         [ ]
        authorized to vote upon such other
        business as may properly come before
        the meeting or any  adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
                 DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
       IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.

         Please sign exactly as name appears below. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.


         -------------------------------------------   Dated:             , 1999
         Signature

         -------------------------------------------
         Signature

         NOTE: Please be sure to date this Proxy.